Exhibit 23.2
KPMG LLP Suite 300 Suite 1120 1212 N. 96th Street 1248 O Street Omaha, NE 68114-2274 Lincoln, NE 68508-1493

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 11, 2024, with respect to the consolidated financial statements of Conagra Brands, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska
July 11, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.